Exhibit 10.10

AGREEMENT REGARDING WINDDOWN AND TERMINATION OF DISTRIBUTION

AND CROSS MARKETING AGREEMENT AND SERVICES AGREEMENT

This Winddown and Termination of Distribution and Cross Marketing Agreement and Services Agreement (this “Agreement”) is made effective as of the 27th day of March, 2017, by and among Manitex International, Inc., a Michigan corporation and its successors and assigns (“Manitex”), Terex Corporation, a Delaware corporation and its successors and assigns (“Terex”) and A.S.V., LLC, a Minnesota limited liability company and its successors and assigns (“ASV”).

A. Reference is hereby made to that certain Distribution and Cross Marketing Agreement dated December 19, 2014 among the parties hereto (the “DCM Agreement”) and that certain Services Agreement dated December 19, 2014 between Terex and ASV (the “Services Agreement”).

B. Whereas due to changing business conditions for both ASV and Terex, the parties have negotiated in good faith and have adopted certain changes to the services provided, and the fees paid in February and October of 2016, under the DCM Agreement and the Services Agreement and have agreed that Terex will continue to provide certain services under the DCM Agreement and the Services Agreement during a transitional winddown period and the parties shall terminate the DCM Agreement and the Services Agreement upon the completion of such transitional period, subject to the terms and conditions of this Agreement.

1. WINDDOWN.

(a) For the period commencing as of the date of this Agreement Terex will continue to provide certain services to ASV under the DCM Agreement and the Services Agreement in connection with the distribution of parts for ASV products as instructed by ASV (such services, the “Services”), until such time as ASV may assume the performance of such activities and each such Service is terminated in accordance with Section 1(b) or Section 2 below (such period, the “Winddown Period”). Such Services shall include:

(i) parts sales, shipment and purchases and parts planning, and customer parts phone support.

(ii) administrative services including IT support, accounting input information for parts cost and pricing.

(b) Terex shall perform the Services in accordance with the applicable terms of the DCM Agreement and the Services Agreement, as applicable, and ASV shall pay Terex for the Services in accordance with the applicable schedule of fees contained in the DCM Agreement and the Services Agreement as modified in February and October of 2016. ASV shall have the right to terminate any individual component of the Services on three months’ advance written notice to Terex except with respect to Services that relate to parts sales and distribution, which ASV shall have the right to terminate on six months’ advance written notice to Terex. In addition, ASV agrees it shall bear the expense of any dealer co-op advertising and the production and supply of product literature in connection with ASV products. Commencing one year from the date hereof, Terex shall have the right to terminate any individual component of the Services on six months’ advance written notice to ASV.

(c) ASV shall have the right during the Winddown Period and for one year after Termination Date pursuant to Section 2 hereof, to produce and sell “Terex” branded ASV products to existing Terex dealers, and shall have the right, on a royalty-free basis, to use any applicable Terex trademarks consistent with past practice in connection therewith for such period.

(d) During the Winddown Period, Terex will use commercially reasonable efforts to assist ASV in procuring the assignment to ASV of ASV-related Terex contracts with third parties, including Takeuchi, Vermeer and CEG. In the event that Terex and ASV are unable to procure the assignment of such contracts, Terex will continue to provide, with respect to ASV-related products, the benefit of such contracts to ASV for the applicable term of such contracts. The foregoing paragraph is in addition to any obligations of the parties to the Separation Agreement to be entered into in connection with the initial public offering of ASV.

2. TERMINATION. ASV and, commencing one year from the date hereof, Terex may terminate all Services provided by Terex by giving six months’ written notice to the other party that it wishes to terminate the Services. In no event shall the Winddown Period for any of the Services, including the notice periods hereunder, extend beyond December 19, 2019. The date on which the termination of all Services is effective shall be the “Termination Date”. Once all of the Services have been terminated pursuant to the provisions of this Agreement, the DCM Agreement and the Services Agreement shall be deemed terminated and thereafter shall have no future force or effect and the parties thereunder will not be liable for any ongoing obligations under the DCM Agreement or the Services Agreement except for those provisions which by their express terms survive the termination of the DCM Agreement (including, without limitation, Section IV “Indemnity” thereof) or the Services Agreement, respectively.

3. MISCELLANEOUS.

(a) Counterparts; Electronic Transmission. This Agreement may be executed in counterparts, with all counterparts constituting one and the same original. Signatures may be transmitted or delivered by electronic means, including facsimile and digital image (e.g., .PDF, .JPG) and such electronic version shall constitute an original for all purposes.

(b) Entire Agreement; Severability. This Agreement, together with the DCM Agreement, the Services Agreement, constitutes the entire understanding between the parties hereto and it merges all prior discussions between them relating thereto. Any amendment or modification to this Agreement shall be effective only if in writing and signed by each party hereto. In the event that any provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect without said provision. In such event, the Parties shall in good faith attempt to negotiate a substitute clause for any provision declared invalid or unenforceable, which substitute clause shall most nearly approximate the intent of the Parties in agreeing to such invalid provision, without itself being invalid.

(c) Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York without regard to the principles of conflicts of laws thereof, and any action hereunder shall be taken in the state or federal courts located in New York. By execution of this Agreement, each Party accepts and agrees to the exclusive jurisdiction and venue of the aforesaid courts and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, subject to a party’s appeal rights.

[Signature Page Follows on Next Page]

IN WITNESS WHEREOF, each party has caused this Agreement to be duly executed as of the date first above written.

TEREX CORPORATION

By:	/s/ George Ellis
Name:	George Ellis
Title:	Senior Vice President

MANITEX INTERNATIONAL, INC.

By:	/s/ David Langevin
Name:	David Langevin
Title:	Chief Executive Officer

A.S.V., LLC

By:	/s/ Andrew Rooke
Name:	Andrew Rooke
Title:	Chief Executive Officer

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